Investor Relations
Heather Hille
Vice President, Corporate Affairs and Investor Relations
(952) 887-8923, heather.hille@toro.com

Branden Happel
Senior Manager, Public Relations
(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Elects David Huml to Board of Directors

BLOOMINGTON, Minn. (September 21, 2026) – The Toro Company (NYSE: TTC), a leading global provider of solutions for the outdoor environment, today announced the election of David Huml, president and chief executive officer of Tennant Company (NYSE: TNC), to its Board of Directors, effective immediately.

“We are pleased to welcome Dave to The Toro Company’s Board of Directors,” said Richard Olson, chairman and chief executive officer of The Toro Company. “His broad leadership experience in global marketing, operations and product management, paired with his expertise in robotics and smart-connected technologies, will bring valuable perspective to our Board. We look forward to his contributions as we continue to advance our strategic vision and create long-term value for our customers and shareholders.”

Tennant is a global leader of solutions that helps create a cleaner, safer and healthier world. As president and chief executive officer, Huml also serves on its Board of Directors. Throughout his 12-year career at Tennant, he has served as chief operating officer, senior vice president for the APAC and EMEA businesses, and senior vice president of global marketing. Before joining Tennant, Huml held several executive leadership positions with Pentair plc, a leading manufacturer of water and fluid solutions, values and controls. Huml received a Bachelor of Arts in business management and marketing from Wittenberg University, and an MBA from the University of Minnesota – Carlson School of Management.

About The Toro Company
The Toro Company (NYSE: TTC) is a leading global provider of solutions for the outdoor environment including turf and landscape maintenance, snow and ice management, underground construction, rental and specialty construction, and irrigation and outdoor lighting solutions. With net sales of $4.5 billion in fiscal 2025, The Toro Company’s global presence extends to more than 125 countries through a family of brands that includes Toro, Ditch Witch, Exmark, BOSS, Ventrac, Tornado, HammerHead, American Augers, Spartan, Subsite, Radius, Hayter, Perrot, Unique Lighting Systems, Irritrol, and Lawn-Boy. Through constant innovation and caring relationships built on trust and integrity, The Toro Company and its family of brands have built a legacy of excellence by helping customers work on golf courses, sports fields, construction sites, public green spaces, commercial and residential properties and agricultural operations. For more information, visit www.thetorocompany.com.

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